Exhibit 10.5

1 June 2006

Mr. Steve Gandy

10201 Treasure Island

Austin, TX 78730

Dear Steve,

This letter will confirm our agreement to engage your services as an independent consultant from June 1, 2006, through August 31, 2006. Your compensation for these services will be $20,000 per month, plus applicable expenses related to your services to Houghton Mifflin. The duration of services within this period shall be at the sole discretion of Houghton Mifflin, and if terminated during any month, the monthly fee will be pro-rated to reflect the portion of the month served prior to termination. Your responsibilities as consultant under this agreement will be as assigned by me from time to time, and will focus on assessment and hiring strategies for our School Division sales organization.

During the engagement period, you are precluded from providing services to other companies in competition with Houghton Mifflin, or its subsidiaries, and I must approve provision of publishing-related consulting service to any other companies in advance in writing. We will pay you on a monthly basis for professional services. Any travel or other related expenses should be billed separately subject to my prior approval.

You understand that in your role as a consultant, there are confidential proprietary business matters, financial information, and strategic plans of Houghton Mifflin to which you will be made privy. You therefore agree to respect the confidentiality of all such proprietary information, and not to use or disclose such information beyond the scope of your work as a consultant to Houghton Mifflin.

You have advised that you are under no agreement or restriction to another company that is inconsistent with your services under this consulting agreement. Also, typically prior to starting this engagement, contractors are required to provide Human Resources with evidence of adequate insurance. In your case, Houghton Mifflin will waive this requirement on the condition that you have expressly agreed to waive any and all claims of this nature against the company, now and perpetually in the future. We, however, will require you to supply a tax identification number.

By signing in the space provided below, you confirm your acceptance of this Consulting Agreement and you understand that you will not be considered a Houghton Mifflin employee and you will not be eligible to participate in any of Houghton Mifflin’s employee related benefits or services. Further, anytime during this engagement period we will have the ability to conclude this arrangement, with cause. This agreement is renewable upon agreement by Houghton Mifflin and me.

Steve, I look forward to working with you and know you will contribute much to the success of Houghton Mifflin.

Authorized by:	/s/ Donna Lucki
Donna Lucki,
President, School Division
Houghton Mifflin Company

Date: 6/5/06

Agreed:	/s/ Steve Gandy
Steve Gandy

Date: 6/5/06